News Release
Exhibit 99.1
Video Display Reports Third Quarter Earnings Increase of 300%
January 12, 2007 — Video Display Corporation (NASDAQ:VIDE) today reported that revenues for the 3rd quarter of fiscal 2007 ended November 30, 2006 improved $2.6 million or 13% over the 3rd quarter of fiscal 2005 to $22.3 million. Net income was $1.0 million, or $.10 per fully diluted share, for the three months ended November 30, 2006 compared to $0.3 million, or $.03 per fully diluted share, for the three months ended November 30, 2005.
Revenues for the nine-month period ended November 30, 2006 decreased $2.7 million or 4% over the nine -month period ended November 30, 2005. Net income was $1.2 million, or $.12 per fully diluted share, for the nine months ended November 30, 2006 compared to $2.0 million, or $.20 per fully diluted share, for the nine months ended November 30, 2005.
Company CEO, Ron Ordway, stated, “Although we had projected a strong 3rd quarter, results surpassed the higher limit of expectations. We further believe VDC will show positive results for our current quarter ended February 28, 2007, with excellent comparisons to the like fiscal 2006 fourth quarter but are expected to be reduced when compared to the period being reported today.”
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized AMLCD and CRT displays as well as complete projection systems utilizing VDC’s Marquee™ line of projectors. Video Display Corporation operates 8 display design and manufacturing plants plus additional sales facilities throughout the United States and Europe.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2006, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Display Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2006	2005	2006	2005
Net sales	$22,298	$19,676	$60,728	$63,450

Cost of goods sold	14,313	13,231	40,369	42,865

Gross profit	7,985	6,445	20,359	20,585

Operating expenses
Selling and delivery	2,033	1,929	5,853	5,526
General and administrative	3,744	3,733	10,924	10,905

	5,777	5,662	16,777	16,431

Operating profit	2,208	782	3,582	4,154

Other income (expense)
Interest expense	(527)	(353)	(1,650)	(1,028)
Other, net	(35)	6	14	86

	(562)	(347)	(1,636)	(942)

Income before income taxes	1,646	436	1,946	3,212

Income tax expense	630	181	780	1,235

Net income	$1,016	$255	$1,166	$1,977

Basic earnings per share of common stock	$.11	$.03	$.12	$.20

Diluted earnings per share of common stock	$.10	$.03	$.12	$.20

Basic weighted average shares outstanding	9,675	9,687	9,659	9,699

Diluted weighted average shares outstanding	9,848	9,923	9,858	9,977

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080